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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our report dated January 24, 1996 on the consolidated financial statements of Union Bank and subsidiaries for the year ended December 31, 1995 (not presented herein), included in Amendment No. 3 to Form S-3 Registration Statement File No. 333-67579 and to the incorporation by reference of said report, included in Form 8-K of UnionBanCal Corporation to be dated February 5, 1999, in said Form S-3 Registration Statement. It should be noted that we have not audited any financial statements of Union Bank and subsidiaries subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.



                                          /s/ ARTHUR ANDERSEN LLP



San Francisco, California
February 4, 1999